EXHIBIT 99.1

The CATO Corporation

                                                                                                            NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                            CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS RECORD 1Q EPS UP 5%

Provides 2Q and Updates 2012 Guidance

Charlotte, NC (May 17, 2012) – The Cato Corporation (NYSE: CATO) today reported record net income of $31.7 million or $1.09 per diluted share for the first quarter ended April 28, 2012, compared to net income of $30.5 million or $1.04 per diluted share for the first quarter ended April 30, 2011.  Net income and earnings per diluted share increased 4% and 5%, respectively, for the quarter.  Sales for the first quarter were $272.8 million, a 1% increase over sales of $270.9 million for the first quarter ended April 30, 2011.   The Company’s same-store sales decreased 2% in the quarter.

“Although the level of sales by month varied due to unexpected circumstances including early warm weather and the delay of tax refunds, first quarter sales overall were within our expectations and reflect the continuing difficult economic environment for our customers,” stated John Cato, Chairman, President, and Chief Executive Officer.  “Higher merchandise margin and lower accrued incentive compensation had the largest impact in the quarter.  Our expectations for the second quarter remain unchanged from what was included in the original guidance for the full year and reflect same store sales in the range of down 2% to flat and earnings per diluted share in the range of $.53 to $.57 versus $.61 last year.  After adjusting our original 2012 guidance for first quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $2.16 to $2.26 versus $2.21 last year.”

Gross margin in the quarter increased 60 basis points to 42.1% of sales primarily due to higher merchandise contribution in the quarter.  SG&A expenses as a percent of sales decreased 90 basis points to 22.5% during the quarter.  On a dollar basis, SG&A decreased 3% principally due to lower accrued incentive compensation partially offset by higher health and workers’ compensation insurance costs.  The effective tax rate increased to 38.2% from 35.7% in the prior year, primarily due to elimination of the benefit of the Work Opportunity Tax Credit, which has not been renewed for 2012 by Congress as of the end of the quarter.  The Company’s cash and short-term investments increased by $42.3 million during the quarter to $288.3 million.

During the first quarter, the Company opened eight stores, relocated two stores and closed three stores.  As of April 28, 2012, the Company operated 1,293 stores in 31 states, compared to 1,282 stores in 31 states as of April 30, 2011.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected sales and financial results for the second quarter and year 2012 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand.  Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED APRIL 28, 2012 AND APRIL 30, 2011

(Dollars in thousands, except per share data)

	Quarter Ended

	April 28,	%	April 30,	%
	2012	Sales	2011	Sales

REVENUES
Retail sales	$272,790	100.0%	$270,933	100.0%
Other income (principally finance,
late fees and layaway charges)	2,554	0.9%	2,727	1.0%

Total revenues	275,344	100.9%	273,660	101.0%

GROSS MARGIN (Memo)	114,958	42.1%	112,528	41.5%

COSTS AND EXPENSES, NET
Cost of goods sold	157,832	57.9%	158,405	58.5%
Selling, general and administrative	61,355	22.5%	63,316	23.4%
Depreciation	5,771	2.1%	5,404	2.0%
Interest and other income	(906)	-0.4%	(957)	-0.4%

Cost and expenses, net	224,052	82.1%	226,168	83.5%

Income Before Income Taxes	51,292	18.8%	47,492	17.5%

Income Tax Expense	19,569	7.2%	16,971	6.3%

Net Income	$31,723	11.6%	$30,521	11.3%

Basic Earnings Per Share	$1.09		$1.04

Diluted Earnings Per Share	$1.09		$1.04

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 28, 2012	April 30, 2011	January 28, 2012
	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$70,704	$81,173	$34,893
Short-term investments	212,242	180,113	205,771
Restricted cash	5,318	4,818	5,325
Accounts receivable - net	44,150	39,694	43,024
Merchandise inventories	120,755	125,182	130,382
Other current assets	9,699	8,621	9,737

Total Current Assets	462,868	439,601	429,132

Property and equipment – net	119,700	98,476	115,445

Other assets	7,011	7,582	6,512

TOTAL	$589,579	$545,659	$551,089

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$166,786	$163,842	$156,993

Noncurrent Liabilities	30,094	24,289	27,417

Stockholders' Equity	392,699	357,528	366,679

TOTAL	$589,579	$545,659	$551,089